December 2, 2013

Chris Micklas
77 North Bay Blvd.
The Woodlands, TX

RE: Employment Offer

Dear Chris:

We are pleased to extend this letter as confirmation of your offer of employment with PAR Petroleum (PAR) as Chief Financial Officer. This position is full time exempt.

Following is an outline of the terms and general conditions of your employment with PAR:

1. Commencement Date: December 9, 2013

2. Salary: You will be paid an annual base salary of $330,000 in accordance with PAR’s standard payroll practice. Your compensation will be reviewed annually in accordance with current PAR policy.

3. Other Compensation:

a.
Annual Incentive Bonus: You will participate in an annual discretionary incentive bonus plan and may be eligible for bonuses each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your target bonus will be 40% of your annual base pay with a maximum of 80%.

b.
Annual Restricted Stock Incentive: You will be eligible to participate in an annual stock based incentive plan that will be awarded at the end of each year subject to meeting personal performance goals that will negotiated for each annual period. The value at risk will be determined annually with your first annual at-risk target value being $200,000 and a maximum of $300,000. Shares awarded will vest over a 3 year period.

Long Term Incentive: You will be granted a value of $450,000 in restricted PAR stock as outlined below. The actual number of shares granted will be determined on your starting date by using a price determined by a 60 day VWAP (Volume Weighted Average Price) consistent with current PAR equity plans. The restricted stock will vest over a 5 year period. The shares will be awarded as follows:

1.	The grant value of $300,000 will be awarded on your start date.

2.	The grant value of $150,000 will be awarded upon your completing one year employment.

The terms of this restricted stock grants in items a. and b., above, will be customary for awards of this type. I have previously provided the format for PAR restricted stock grants for your review. In any case, restricted stock grants will include key terms such as:

i.	A vesting schedule under which shares will vest in accordance with an established schedule on the anniversary of award.

ii.	Vesting shall occur immediately upon:

•	Death of grantee

•	Termination of grantee’s employment without cause

•	Occurrence of change of control
4. Vacation and Holidays: You will be eligible for four weeks paid vacation and nine holidays per calendar year in accordance with current company policies.

5. Benefits: You will be eligible to participate in PAR sponsored benefit program available to employees generally. We will provide you a summary of benefits separately.

In making this offer, PAR understands that you are not under any obligation to any former employer, person, firm or corporation that would prevent, limit or impair in any way the performance by you of the duties as an employee of PAR.

This offer is subject to completion of a background investigation and the passing of alcohol and drug screening tests. We will schedule these as soon as possible after receiving your signed offer. This offer is also subject to compliance with the Immigration Reform and Control Act of 1986. The act requires you to establish your identity and employment eligibility. Therefore, on or before your first day of employment you will be required to fill out an Employment Verification Form, also referred to as an I-9, and present any of the documents required. Attached you will find a listing of the eligible documentation. Sometimes these documents can take time to obtain, so please start now to obtain them.

We are delighted to have you join the PAR team and look forward to a long and mutually beneficial relationship. Should you have any questions, please do not hesitate to contact me directly.

To acknowledge your acceptance of the foregoing, please sign in the space below and return a copy to me.

Sincerely,

/s/ Peter Coxon

Peter Coxon
Chief Operating Officer

Agreed:

/s/ Christopher Micklas_________            December 2, 2013_______________
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